Exhibit 10.57
FIRST AMENDMENT
TO THE
OPERATING AGREEMENT
OF
HSRE-CAMPUS CREST I, LLC
     This FIRST AMENDMENT (this “Amendment”) to the Operating Agreement of HSRE-CAMPUS CREST I, LLC, a Delaware limited liability company (the “Company”) is entered into as of November 12, 2009 (the “Effective Date”) by and between HSRE-CAMPUS CREST IA, LLC, a Delaware limited liability company (“HSRE”), and CAMPUS CREST VENTURES III, LLC, a Delaware limited liability company (“CAMPUS CREST”).
R E C I T A L S:
     A. WHEREAS, the internal affairs of the Company are governed by the Operating Agreement of the Company, dated as of November 7, 2008 (the “Operating Agreement”), by and between HSRE and CAMPUS CREST; and
     B. WHEREAS, the Members desire to amend the Operating Agreement in order to incorporate certain additional terms relating to the Statesboro Loan (as such term is defined herein).
     NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Terms. Except as otherwise specifically set forth in this Amendment, all capitalized terms used herein shall have the meanings set forth in the Operating Agreement.
     2. Statesboro Construction Loan/DSCR. The Operating Agreement is hereby amended by adding the following provisions as a new Section 3.10:
     “3.10 Statesboro Construction Loan/DSCR.
          (a) Year 1 DSCR. The PrivateBank and Trust Company (the “Statesboro Lender”), the lender of the construction loan (the “Statesboro Loan”) for the Development Project located in Statesboro, Georgia (the “Statesboro Property”), has required a debt service covenant pursuant to Section 7.26 of the Construction Loan Agreement (the “Statesboro Loan Agreement”) between the Statesboro Lender and Campus Crest at Statesboro, LLC, the Property Owning Subsidiary that owns the Statesboro Property (the “Statesboro Owner”). Under this covenant, on August 15, 2010, the Statesboro Property must achieve a Projected Debt Service Coverage Ratio (as defined in the Statesboro Loan Agreement) of not less than 1.00 to 1.00; provided, however, that the definition of Debt Service (as defined in the Statesboro Loan Agreement) for purposes of Section 7.26 of the Statesboro Loan Agreement only shall mean during any Quarter (as defined in the Statesboro Loan Agreement), the actual interest payments on the Statesboro Loan that are due and payable during such Quarter (the “Year 1 DSCR”).

          (b) Failure of the Statesboro Property to Comply with Year 1 DSCR/CAMPUS CREST Funding Obligation. In the event the Statesboro Property fails to comply with the Year 1 DSCR, then CAMPUS CREST shall be obligated to fund one hundred percent (100%) of any pay-down of the Statesboro Loan and/or other amounts offered as a solution by the Statesboro Lender (including, without limitation, posting of letters of credit) to cure the default, if any, resulting from such failure to comply with the Year 1 DSCR (any such amount, the “Pay-Down Amount”). In addition, CAMPUS CREST shall also be obligated to fund one hundred percent (100%) of all other amounts owed under the Statesboro Loan Agreement or other related loan documents and associated expenses of the Company, the Statesboro Owner and HSRE as a result of the failure to comply with the Year 1 DSCR (collectively, the “Other Amounts”). The obligation of CAMPUS CREST to fund the Pay-Down Amount and the Other Amounts shall be a “Required Amount” under this Agreement, and the failure to fund any Pay-Down Amount or any Other Amounts shall be a Campus Crest Triggering Event under Section 6.1(e) of this Agreement. CAMPUS CREST and the Campus Crest Guarantors shall be jointly and severally liable to fund the Pay-Down Amount and Other Amounts.
          (c) Treatment of CAMPUS CREST Funding of the Pay-Down Amount and the Other Amounts. To the extent CAMPUS CREST funds any Pay-Down Amount pursuant to this Section 3.10, such funding shall be treated as a direct capital contribution by CAMPUS CREST of preferred equity (the “CC Preferred Equity”) to the Statesboro Owner. The return to be paid to CAMPUS CREST on the CC Preferred Equity shall be equal to the non-default interest rate on the Statesboro Loan and the CC Preferred Equity shall not have a stated maturity date. The return component of the CC Preferred Equity shall be paid by the Statesboro Owner to CAMPUS CREST first, prior to any distributions of Net Cash Flow to the Company, and the capital contribution component of the CC Preferred Equity shall be repaid by the Statesboro Owner to CAMPUS CREST only out of the Capital Proceeds derived by the Statesboro Owner from the sale or refinancing of the Statesboro Property or from the receipt by the Statesboro Owner of the Earn-Out Proceeds (as defined in the Statesboro Loan Agreement) pursuant to Section 3.9 of the Statesboro Loan Agreement, first, after all amounts owed to other lenders and third parties (other than the Members or their Affiliates) have been paid. CAMPUS CREST shall receive no capital account credit or any distribution or reimbursement right for the Other Amounts funded. CAMPUS CREST and HSRE hereby agree to enter into and execute any and all documentation the parties reasonably determine to be necessary to properly memorialize the funding of the CC Preferred Equity under this clause (c), including, without limitation, an amendment to the operating agreement of the Statesboro Owner, if necessary.
          (d) Failure of CAMPUS CREST to Fund the Pay-Down Amount and/or the Other Amounts. In the event CAMPUS CREST fails to fund any portion of any Pay-Down Amount or any Other Amounts when due (after written notice from HSRE or the Company and a ten (10) day cure period for CAMPUS CREST to make any such payment), then HSRE shall have the right to fund any portion of such Pay-Down Amount and/or Other Amounts, in accordance with this clause (d), in the following manner (it being agreed that in the event the solution offered by the Statesboro Lender involves any HSRE guaranty of the Statesboro Loan, HSRE shall be deemed to have funded any portion of the Statesboro Loan it has guaranteed for proposes of this Agreement including this clause (d)):

          (i) HSRE can elect to fund such amount as a “Member Loan” from HSRE to CAMPUS CREST pursuant to Section 3.6(b) of this Agreement, except that the interest rate shall be equal to twenty percent (20%) per annum. Such loan and accrued interest shall be repaid out of distributions that would otherwise be made to CAMPUS CREST under this Agreement; or
          (ii) HSRE can elect to fund such amount as a preferred equity investment (the “HSRE Preferred Equity”) in the Company (at the same interest rate as a Necessary Cost Loan pursuant to Section 3.7(d) of this Agreement), and cause CAMPUS CREST’s Capital Account to be reduced and HSRE’s Capital Account to be increased, on a corresponding dollar-for-dollar basis equal to the HSRE Preferred Equity funded (and the Participating Percentage and the respective percentage interest of CAMPUS CREST in each level of priority distributions under Section 4.1 of this Agreement shall be adjusted in the same proportion as the adjustment made to CAMPUS CREST’s Participating Percentage). To illustrate, if HSRE’s and CAMPUS CREST’s total Capital Contributions to the Company were $27,000,000 and $3,000,000, respectively (i.e., 90/10 percentages), and the required Pay-Down Amount was $1,000,000 and CAMPUS CREST failed to fund such amount, then HSRE would have the right to (i) fund the $1,000,000 as a Member Loan to CAMPUS CREST (at an interest rate of 20% per annum), or (ii) fund the $1,000,000 as HSRE Preferred Equity, and cause the Capital Accounts to be adjusted accordingly (resulting in HSRE’s Capital Account being $28,000,000 and CAMPUS CREST’s Capital Account being $2,000,000). HSRE’s and CAMPUS CREST’s Participating Percentages would also be adjusted accordingly, to 93.33% and 6.67%, respectively. CAMPUS CREST’s percentage in each level of priority distributions under Section 4.1 of this Agreement would also be reduced proportionately (i.e., by 33%, the same percentage reduction as the reduction in its Participating Percentage).
          (iii) in the Event HSRE elects to make a HSRE Preferred Equity contribution under clause (d)(ii) above, then CAMPUS CREST shall have the right, within thirty days (30) from the date HSRE notifies CAMPUS CREST in writing that HSRE has made the HSRE Preferred Equity contribution, to cure its default by funding the amount necessary to repay to HSRE the accrued and unpaid return on, and the return of, the HSRE Preferred Equity. If CAMPUS CREST cures in this manner, CAMPUS CREST’s Capital Account shall be increased by 50% of the amount funded by CAMPUS CREST and HSRE’s Capital Account shall be decreased, on a corresponding dollar-for-dollar basis by 50% of the amount funded by CAMPUS CREST under this clause (d)(iii) (and the Participating Percentage and the respective percentage interest of CAMPUS CREST and HSRE in each level of priority distributions under Section 4.1 shall be adjusted in the same proportion as the adjustment made to their respective Participating Percentage under this clause (d)(iii)).
          (e) In the event the Statesboro Property fails to comply with the Year 1 DSCR and the Statesboro Lender does not permit the Company or the Statesboro Owner to pay down the Statesboro Loan to cure such default and or CAMPUS CREST or HSRE elects not to fund the Pay-Down Amount and/or Other Amounts, resulting in a partial or complete loss of the Statesboro Property by the Company (whether through foreclosure or otherwise), then the amount of HSRE’s unreturned Capital Contributions in the Statesboro Property will be treated as a Member Loan by HSRE to CAMPUS CREST, secured by CAMPUS CREST’s rights to distributions from the Company.
          (f) In the event the Statesboro Property fails to comply with the Year 1 DSCR and the Statesboro Lender does not permit the Company or the Statesboro Owner to pay down the Statesboro Loan to cure such default and/or CAMPUS CREST or HSRE elects not to fund the Pay-Down Amount and/or Other Amounts, and the Statesboro Lender does not foreclose, but the Statesboro Loan terms are modified in a manner which results in an economic loss to HSRE (including without limitation, an increase in interest rate, sweep of cash flow to pay down principal or issuance of a membership interest or right to cash flow to the Statesboro Lender), then any such economic loss suffered by HSRE shall be treated as a Member Loan from HSRE to CAMPUS CREST, secured by CAMPUS CREST’s rights to distributions from the Company.
     3. Joint Venture II Obligations. HSRE-Campus Crest IIA, LLC (the “HSRE JV II Member”) and Campus Crest Ventures IV, LLC (the “CC JV II Member”) intend to form HSRE-Campus Crest II, LLC (“Joint Venture II” and the HSRE JV II Member and the CC JV II Member shall be referred to herein as the “JV II Members”) and in connection therewith, the JV II Members shall enter into an operating agreement for Joint Venture II (the “JV II Agreement”). The JV II Members shall execute a joinder to this Amendment, agreeing to the following and further agreeing to reflect all such provisions in the JV II Agreement: (i) accrued and unpaid interest and the principal amount of any Member Loan made to CAMPUS CREST under Section 3.10(d)(i) of the Operating Agreement (as amended by this Amendment) shall, to the extent not already paid from other sums, be repaid out of any distributions from Joint Venture II that the CC JV II Member would otherwise be entitled to, (ii) accrued and unpaid interest and the principal amount of any Member Loan made to CAMPUS CREST under Section 3.10(e) or (f) of the Operating Agreement (as amended by this Amendment) shall, to the extent not already paid from other sums, be repaid out of any distributions from Joint Venture II that the CC JV II Member would otherwise be entitled to, (iii) the obligation of CAMPUS CREST to fund the Pay-Down Amount and the Other Amounts described in this Amendment shall be a “Required Amount” under the JV II Agreement, and the failure to fund any Pay-Down Amount or any Other Amounts shall be a Triggering Event by the CC JV II Member under the JV II Agreement and (iv) in the event the required Pay-Down Amount and/or Other Amounts exceeds CAMPUS CREST’s Capital Account in the Company, then the adjustment described in Section 3.10(d)(ii) of the Operating Agreement would also apply to CC JV II Member’s Capital Account and Participating Percentage in Joint Venture II.
     4. Pool Cutoff Date. The definition of Pool Cutoff Date is hereby amended by deleting “July 31, 2009” and replacing it with “December 15, 2009”.

     5. Schedule I. Schedule I is hereby amended by deleting “January 15, 2009” as the Construction Target Date for the Georgia Southern Property and replacing it with “December 15, 2009”.
     6. Confirmation of Operating Agreement. Except as set forth herein, the terms and provisions of the Operating Agreement are hereby confirmed, ratified and approved in their entirety, and shall continue in full force and effect.
     7. Further Acts. The parties hereto agree to do such further acts and execute, deliver, file and record such further documents and instruments as any of them may deem to be reasonably necessary or advisable to effect and evidence the transactions contemplated by this Amendment.
     8. Effective Date. Each provision of this Amendment shall be effective as of the Effective Date.
     9. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

FIRST AMENDMENT
TO THE OPERATING AGREEMENT
OF HSRE-CAMPUS CREST I, LLC
COUNTERPART SIGNATURE PAGE
IN WITNESS WHEREOF, each of the parties has executed this Amendment, as of the date first set forth above, and agrees to be bound by this Amendment.

MEMBERS: CAMPUS CREST: CAMPUS CREST VENTURES III, LLC, a Delaware limited liability company

By:	Campus Crest Properties, LLC, a North Carolina limited liability company, its Manager

By:	/s/ Michael S. Hartnett
Name: Michael S. Hartnett
Its: Manager of Campus Crest Properties, LLC

HSRE: HSRE-CAMPUS CREST IA, LLC, a Delaware limited liability company

By:	HSREP II Holding, LLC, a Delaware limited liability company, its sole member

By:	HSRE REIT II, a Maryland real estate investment trust, a member

By:	/s/ Stephen Gordon
	Name:	Stephen Gordon
Its: Trustee

JOINDER
Each of the undersigned hereby executes this Amendment not as a Member of the Company, but solely for the purposes of agreeing to the provisions set forth in Paragraph 3 of this Amendment.

CC JV II MEMBER: CAMPUS CREST VENTURES IV, LLC, a Delaware limited liability company

By:	Campus Crest Properties, LLC, a North Carolina limited liability company, its Manager

By:	/s/ Michael S. Hartnett
Name: Michael S. Hartnett
Its: Manager of Campus Crest Properties, LLC

HSRE JV II MEMBER: HSRE-CAMPUS CREST IIA, LLC, a Delaware limited liability company

By:	HSREP II Holding, LLC, a Delaware limited liability company, its sole member

By:	HSRE REIT II, a Maryland investment trust, its sole member

By:	/s/ Stephen Gordon
	Name:	Stephen Gordon
Its: Trustee

JOINDER
Each of the undersigned hereby executes this Agreement not as a Member of the Company, but solely for the purposes of guaranteeing payment of the obligations of CAMPUS CREST, to the extent provided for under this Amendment.

CAMPUS CREST GUARANTORS:
/s/ Michael S. Hartnett
November 12, 2009	MICHAEL S. HARTNETT

/s/ Ted W. Rollins
November 12, 2009	TED W. ROLLINS